CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
PAR PETROLEUM CORPORATION

Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), Par Petroleum Corporation, a Delaware corporation (the “Corporation”), hereby certifies as follows:
ARTICLE ONE
The name of the Corporation is Par Petroleum Corporation.
ARTICLE TWO
This amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL.
ARTICLE THREE
The following amendment was approved as described in Article Two:
Article 1 of the Certificate of Incorporation is amended and restated to read in full as follows:
“ARTICLE 1
NAME

The name of the corporation is Par Pacific Holdings, Inc.”
IN WITNESS WHEREOF, the undersigned, being the duly authorized Senior Vice President and General Counsel of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment as of the 20th day of October, 2015.

PAR PETROLEUM CORPORATION
Name:	J. Matthew Vaughn
Title:	Senior Vice President and General Counsel

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